                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

CHECK THE APPROPRIATE BOX:

         [ ]     Preliminary Information Statement

         [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

         [X]     Definitive Information Statement

                          VIDEO JUKEBOX NETWORK, INC.
                          ---------------------------
                  (Name of Registrant As Specified In Charter)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

         [ ]     $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14c-5(g).

         [ ] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

                 1) Title of each class of securities to which transaction applies:

                 2) Aggregate number of securities to which transaction applies:

                 3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth in the amount on which the filing fee is calculated and state how it was determined):

                 4)       Proposed maximum aggregate value of transaction:

                 5)       Total fee paid:

         [X]     Fee paid previously with preliminary materials.

         [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

                 1)       Amount Previously Paid:
                 2)       Form, Schedule or Registration Statement No.:
                 3)       Filing Party:
                 4)       Date Filed:

                          VIDEO JUKEBOX NETWORK, INC.
                              1221 COLLINS AVENUE
                           MIAMI BEACH, FLORIDA 33139

          ____________________________________________________________

                             INFORMATION STATEMENT
          ____________________________________________________________


TO THE STOCKHOLDERS OF
VIDEO JUKEBOX NETWORK, INC.:

         This Information Statement is being furnished to the stockholders of Video Jukebox Network, Inc. (the "Company") in connection with the following corporate action:

         AN AMENDMENT (THE "AMENDMENT") TO THE COMPANY'S ARTICLES OF INCORPORATION TO AUTHORIZE THE ISSUANCE OF UP TO 1,800,000 SHARES OF 6% CONVERTIBLE REDEEMABLE PREFERRED STOCK, PAR VALUE $.15 PER SHARE.

         The Board of Directors of the Company has approved the Amendment and has directed that the Amendment be submitted to the Company's stockholders for their consent. StarNet/CEA II Partners, which has voting control of more than fifty percent of the Company's common stock, par value $.001 per share (the "Common Stock"), has informed the Company that it intends to execute a written stockholder consent on or about the date of this Information Statement approving the Amendment. See "Security Ownership of Certain Beneficial Owners and Management" for information regarding the ownership of Common Stock by StarNet/CEA II Partners. Accordingly, no vote or proxy is required by the Company's stockholders in connection with the Amendment. You are urged to review this Information Statement carefully. You are not, however, requested to send the Company a proxy or take any other action.

         This Information Statement is first being mailed to the Company's stockholders on or about November 14, 1996. The Board of Directors of the Company has established October 30, 1996 as the record date for determining stockholders entitled to receive this Information Statement. This Information Statement also serves as the notice required by Section 607.0704 of the Florida Business Corporation Law for the approval of a corporate action by less than unanimous written consent of the stockholders of the Company.

         The Company has asked brokers and other custodians and fiduciaries to forward this Information Statement to the beneficial owners of the Common Stock held of record by such persons and will reimburse such persons for out-of-pocket expenses incurred in forwarding such materials.

         THE AMENDMENT TO THE ARTICLES OF INCORPORATION DISCUSSED HEREIN WILL BE APPROVED BY STOCKHOLDERS WHO HOLD SUFFICIENT VOTING SECURITIES TO APPROVE THE ACTION. THIS INFORMATION STATEMENT IS BEING PROVIDED TO YOU SOLELY FOR YOUR INFORMATION. WE ARE NOT ASKING FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

             The date of this Information Statement is November 14, 1996

PROPOSED AMENDMENT

         The Board of Directors of the Company has unanimously approved the following amendment to the Company's Articles of Incorporation, as amended, and directed that such amendment be submitted to the Company's stockholders for their consent:

         An amendment (the "Amendment") to Article III of the Company's Articles of Incorporation to authorize the issuance of up to 1,800,000 shares of 6% Convertible Redeemable Preferred Stock, par value $.15 per share.

         StarNet/CEA II Partners, a stockholder of the Company that has voting control of more than fifty percent of the Common Stock, has informed the Company that it intends to execute a written stockholder consent on or about the date of this Information Statement approving the proposed Amendment.

         ACCORDINGLY, THE VOTE OR CONSENT OF THE OTHER STOCKHOLDERS OF THE COMPANY IS NOT REQUESTED OR REQUIRED TO APPROVE SUCH AMENDMENT.

REASON FOR THE AMENDMENT

         The purpose of the Amendment is to enable the Company to consummate the stock purchase agreement (the "Preferred Stock Purchase Agreement"), dated October 30, 1996, between the Company and EMAP plc. Pursuant to the Preferred Stock Purchase Agreement, EMAP has agreed to acquire 1,666,667 shares (the "Shares") of Preferred Stock for an aggregate consideration of $2,500,000 or $1.50 per share. For information regarding the terms of the Preferred Stock, see "Description of Preferred Stock" below.

         The closing (the "Closing") of the Preferred Stock Purchase Agreement is subject to, among other things, the Company amending its Articles of Incorporation to authorize the issuance of the Preferred Stock. Pursuant to the rules and regulations of the Securities and Exchange Commission (the "Commission"), the Company intends to amend the Articles of Incorporation with the Florida Department of State as soon as possible after the expiration of a twenty day period following the mailing of this Information Statement to stockholders, and immediately thereafter schedule the Closing. In the interim, EMAP has placed the purchase price for the Shares in escrow pursuant to an Escrow Agreement, dated October 30, 1996, among the Company, EMAP, and an appointed escrow agent. The Escrow Agreement provides for the release of the $2,500,000 of escrowed funds (and any interest thereon) to the Company as soon as practicable after the Amendment to the Articles of Incorporation has been filed with the Florida Department of State. The Escrow Agreement further provides that EMAP may terminate the purchase of the Shares prior to the Closing if (a) the average of the closing bid and asked prices of the Common Stock as reported on the Nasdaq Small-Cap market during all of the trading days of the escrow period is less than $.25 per share, or (b) there is a material breach by the Company of a representation and warranty in the Preferred Stock Purchase Agreement which has not been cured by the Company by the date that the Company submits the Amendment to the Florida Department of State and the Amendment is accepted for filing. On November 8, 1996, the average of such closing bid and asked prices was $0.875.


         The securities of the Company to be acquired by EMAP under the Preferred Stock Purchase Agreement will be granted certain demand registration rights and preemptive rights. Pursuant to the demand registration rights, EMAP may cause the Company at its expense to register with the Commission the shares of Common Stock that EMAP may acquire upon the conversion of the Preferred Stock. See "Description of Preferred Stock." Pursuant to the preemptive rights, EMAP may purchase its pro rata share of securities issued by the Company (with certain exceptions) during the five year period after the Closing. Upon purchasing the Preferred Stock at the Closing, EMAP may appoint one person to the Company's Board of Directors.

         Simultaneous with the execution of the Preferred Stock Purchase Agreement, the Company consummated a second Stock Purchase Agreement with EMAP for the sale of the Company's fifty percent interest in Video Jukebox Network International Limited ("VJNIL"), a subsidiary of the Company operating the Company's music video channel, THE BOX, in the United Kingdom and the Republic of Ireland. In exchange for the sale of the Company's fifty percent interest in VJNIL, EMAP paid the Company U.S.$4,550,000. EMAP also paid the Company an additional $1,500,000 (plus accrued interest of approximately $200,000) to reimburse the Company for a loan it had previously made to VJNIL. Concurrent with the purchase of Company's fifty percent interest in VJNIL, EMAP acquired the remaining fifty percent interest in VJNIL from Ticketmaster Corporation. Pursuant to an Intellectual Property Rights Agreement entered into among the Company, VJNIL and EMAP on October 30, 1996, the Company has agreed to assign certain trademarks and share certain technology with VJNIL.

         The Company intends to use approximately $3,000,000 of the proceeds from the EMAP transaction to implement the Company's roll-out of digital boxes and approximately $1,500,000 for working capital purposes. The Board of Directors of the Company has not yet determined the use of the remaining proceeds. Pending such determination, the Company intends to invest such funds in interest-bearing accounts, certificates of deposit, commercial paper or similar short-term investments.

         The issuance of the Shares to EMAP is subject to the preemptive rights of Liberty VJN, Inc. ("Liberty VJN") pursuant to an agreement, dated November 21, 1990, between the Company and TCI Liberty, Inc. In the event that Liberty VJN elects to exercise its preemptive rights, the Company will issue approximately 83,333 shares of Preferred Stock to Liberty VJN for an aggregate consideration of $125,000 or $1.50 per share. The Company has no plans to issue any additional shares of Preferred Stock at this time.

DESCRIPTION OF PREFERRED STOCK

         The Amendment to the Company's Articles of Incorporation will authorize the issuance of up to 1,800,000 shares of Preferred Stock. The following description of the rights, preferences and limitations of the Preferred Stock is a summary only and is qualified in its entirety by reference to the entire text of the Amendment which is set forth in Appendix "A" to this Information Statement.

         Voting. The holders of shares of Preferred Stock will be entitled to cast one vote per share at all stockholders meeting for all purposes. Except as otherwise required by the Florida Business Corporation Act, the shares of Preferred Stock will vote with the shares of Common Stock as one voting class.

         Conversion. Each share of Preferred Stock will be convertible, at the election of the holder thereof, into one share of Common Stock. In the event that there are any accrued and unpaid dividends due on the Preferred Stock at the time of conversion, then the accrued and unpaid dividends will automatically be converted into shares of Common Stock at a rate of one share of Common Stock for each U.S.$1.50 of accrued and unpaid dividends. Subject to the provisions for redemption discussed below, the right of conversion will be available at any time.

         Dividends. The holders of the shares of Preferred Stock will be entitled to receive cumulative dividends, which will accrue at the rate of $.09 per share of the Preferred Stock per annum. No cash dividends may be declared or paid on any security of the Company until all accrued and unpaid dividends are paid on the shares of Preferred Stock. All dividends on the Preferred Stock will cease to accrue on the Election Date, as such term is defined below under the caption "Redemption."

         Liquidation. Upon the liquidation, dissolution or winding up of the Company, the holders of the shares of Preferred Stock will be entitled to receive payment equal to $1.50 per share of the outstanding shares of Preferred Stock plus all accrued and unpaid dividends thereon before any payment will be made to the holders of the Common Stock. The holders of the shares of Preferred Stock will not be entitled to participate further in the distribution of the assets of the Company.

         Redemption. Five years after the date of issuance of the Preferred Stock (the "Election Date"), each share of Preferred Stock will, at the election of each holder thereof, either be redeemed for cash or converted into shares of Common Stock (as discussed above). If a holder elects to redeem the Preferred Stock, such holder will be entitled to receive a cash payment equal to $1.50 per share of Preferred Stock, together with the amount, as of the Election Date, of all accrued and unpaid dividends. No right of redemption will exist prior to the Election Date or if the Company is then insolvent or would become insolvent as a result of such redemption. Each holder of Preferred Stock must give written notice to the Company of its election to either have the Preferred Stock redeemed for cash or converted into shares of Common Stock within 30 days of the Election Date. If the Company does not timely receive such notice from any holder of the Preferred Stock, the Company will have the right to determine whether such Preferred Stock is redeemed or converted into shares of Common Stock.

EFFECT OF THE AMENDMENT

         Prior to the Amendment, the Company was authorized to issue 40,000,000 shares of Common Stock and 200,000 shares of 8% Convertible Preferred Stock, $1.00 par value per share (the "8% Preferred Stock"). As of the date of this Information Statement, 24,001,781 shares of Common Stock are issued and outstanding. No shares of 8% Preferred Stock have been issued and the Company has no plans at this time to issue any shares of 8% Preferred Stock.

         The Preferred Stock and its issuance to EMAP is expected to have the following effects on the current holders of the Common Stock:

         (i) As with any issuance of Common Stock by the Company, the holders of the Common Stock will experience dilution in their voting power as a result of the issuance of the Preferred Stock, which has equal voting rights as the Common Stock.

         (ii) The 1,666,667 shares of Preferred Stock to be issued to EMAP will be entitled to cumulative dividends, which will accrue at the rate of $.09 per share of Preferred Stock per annum. The Amendment provides that no cash dividends may be declared or paid on any security of the Company until all accrued and unpaid dividends are paid on the shares of Preferred Stock. Although the Company has not paid any cash dividends since inception, this provision may impair the ability of the Company to pay cash dividends to holders of the Common Stock in the future.

         (iii) The Preferred Stock will have preference over the Common Stock in the case of the liquidation, dissolution or winding up of the Company.
Under the Amendment, the Preferred Stock is entitled to receive payment equal to $1.50 per share of Preferred Stock plus all accrued and unpaid dividends thereon before any payment will be made to the holders of the Common Stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information with respect to the beneficial ownership of Common Stock as of the date of this Information Statement by: (i) each of the Company's directors and executive officers; (ii) each person who is known by the Company to be the beneficial owner of five percent or more of the outstanding shares of Common Stock; and (iii) all of the Company's directors and executive officers as a group:


        NAME AND ADDRESS                            AMOUNT AND NATURE                 PERCENT OF
        BENEFICIAL OWNER                           OF BENEFICIAL OWNER                 CLASS(1)
        ----------------                           -------------------                ----------
        H.F. Lenfest (2)                                 14,210,419(3)                59.2%
        J. Patrick Michaels, Jr. (4)                     14,210,419(3)                59.2%
        Alan R. McGlade(4)                                  351,000(5)                1.4%
        Luann M. Hoffman(4)                                  75,000(6)                *
        E. Paul Sartain(4)                                   40,000(7)                *
        David Burns(4)                                       10,000                   *
        Robert Puck(4)                                       20,000                   *
        Stanley H. Greene(4)                                    550(8)                *
        Joel S. Rudich(9)                                    22,500(9)                *
        Leonard J. Sokolow(4)                                57,500(10)               *
        Chris Blackwell(11)                               3,500,000(11)               13.9%
        Scott Bonn(4)                                        10,000(12)               *
        Gino Natalicchio(4)                                  25,000(13)               *
        StarNet/CEA II Partners (14)                     14,210,419(3)                59.2%
        CEA Investors Partnership II, Ltd.(14)           14,210,419(3)                59.2%
        CEA Investors, Inc.(14)                          14.210,419(3)                59.2%
        StarNet Interactive Entertainment, Inc.(5)       14,210,419(3)                59.2%
        StarNet, Inc.(15)                                14,210,419(3)                59.2%
        Lenfest Communications, Inc.(2)                  14,210,419(3)                59.2%
        Island Trading Company, Inc.(11)                  3,500,000(11)               13.9%
        Louis Wolfson, III(16)                            1,816,131(17)               7.5%
        Video Holdings Corporation(16)                    1,270,969(18)               5.2%
        Andrew Blank(16)                                  1,381,701(18)               5.7%
        Mark Blank(16)                                    1,381,701(18)               5.7%
        Tony Blank(16)                                    1,367,700(18)               5.6%
        Liberty VJN(19)                                   1,203,464(19)               5.0%

        All directors and executive officers             18,321,969                  76.3%
        as a group (14 persons)

____________________________
*        Indicates a percentage ownership of less than one percent.

(1) As of the date of this Information Statement, the Company had 24,001,781 shares of Common Stock issued and outstanding. As of such date, the Company had no other capital stock issued and outstanding. Any shares of Common Stock that a person or entity had the right to acquire within 60 days upon exercise of options, warrants, conversion privileges or other rights will be deemed outstanding for the purpose of computing the percentage ownership of the person or entity holding such options, warrants, conversion privileges or other rights, but will not be deemed outstanding for the purpose of computing the percentage ownership of any other person or entity. The information contained in the preceding table and the footnotes thereto is derived in part from Statements on Schedule 13D filed with the Commission by the following persons: H.F. Lenfest, J. Patrick Michaels, Jr., StarNet/CEA II Partners, CEA Investor Partnership II, Ltd., CEA Investors, Inc., StarNet Interactive Entertainment, Inc., StarNet, Inc., Lenfest Communications, Inc., Venture LW Corporation, Louis Wolfson, III, Video Holdings Corporation, Andrew Blank, Mark Blank, Tony Blank and Liberty VJN. The Company expresses no opinion as to the completeness or accuracy of the information contained in such documents or as to such reporting persons' compliance with the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations promulgated thereunder.

(2) The address of such persons is c/o The Lenfest Group, 200 Cresson Boulevard, Oaks, PA., 19456-0989.

(3) StarNet/CEA II Partners ("StarNet/CEA") is a Delaware general partnership, consisting of CEA Investors Partnership II, Ltd., a Florida limited partnership ("CEA Investors II"), and StarNet Interactive Entertainment, Inc., a Delaware corporation ("StarNet Interactive"). J. Patrick Michaels, Jr., the Company's Acting Chief Operating Officer, is the sole director, President and sole stockholder of CEA Investors, Inc. ("CEA Investors"), which is the sole general partner of CEA Investors II. StarNet Interactive is a wholly- owned subsidiary of StarNet, Inc. ("StarNet"), which is a wholly-owned subsidiary of Lenfest Communications, Inc. ("LCI"). H.
         F. Lenfest (together with his children) and Liberty Cable, Inc. ("Liberty Cable"), an affiliate of Liberty Program Investments, Inc. ("Liberty Program") and Liberty Media Corporation ("Liberty Media"), each beneficially owns 50% of the common stock of LCI. Mr. Lenfest is the sole director of StarNet and StarNet Interactive and President, Chief Executive Officer and a director of LCI. Through contractual arrangements among the stockholders of LCI, Mr. Lenfest has the exclusive right to control a majority of the Board of Directors of LCI and the management and business affairs of LCI, StarNet and StarNet
         Interactive.   J.  Patrick Michaels, Jr. has sole voting power as to
         71,584 shares of Common Stock, shared voting power as to 12,255,280 shares, sole dispositive power as to 71,584 shares, and shared dispositive power as to 9,026,470 shares. StarNet/CEA, CEA Investors II, CEA Investors and StarNet Interactive each has sole voting power as to no shares, shared voting power as to 12,242,655 shares, sole dispositive power as to no shares and shared dispositive power as to 9,013,845 shares. StarNet, LCI and Mr. Lenfest each has sole voting power as to 1,883,555 shares of Common Stock, shared voting power as to 12,242,655 shares, sole dispositive power as to 1,883,555 shares, and shared dispositive power as to 9,013,845 shares. LMC Lenfest, Inc., Liberty Program and Liberty Media (the "Liberty Group") and David Burns have disclaimed any beneficial interest in the shares of the Company's Common Stock beneficially owned by StarNet/CEA, CEA Investors II, CEA Investors, StarNet Interactive, StarNet, LCI, Mr. Michaels and Mr. Lenfest (the "StarNet/CEA Group"). The StarNet/CEA Group have disclaimed any beneficial interest in the shares of Common Stock beneficially owned by The Liberty Group. The shares beneficially owned by the StarNet/CEA Group includes: 2,834,908 shares transferred by CEA Investors II to StarNet/CEA as a capital contribution, 2,014,520 shares acquired by StarNet/CEA from New Vision Music, 5,967,972 shares acquired by StarNet/CEA from the Company, voting rights with respect to 1,647,647 shares acquired by CEA Investors II from the VLW Group, voting rights with respect to 1,581,163 shares acquired by CEA Investors II from the VHC Group, 80,000 shares acquired from VLW Group and 84,209 shares beneficially owned by Mr. Michaels.

(4) The address of such persons is c/o Video Jukebox Network, Inc., 1221 Collins Avenue, Miami Beach, Florida 33139.

(5) Includes 51,000 shares of Common Stock, an option granted by StarNet to purchase 200,000 shares of Common Stock and presently exercisable options to purchase 100,000 shares of Common Stock. Does not include an option to purchase 200,000 shares of Common Stock, which vest more than 60 days from the date hereof.

(6) Represents presently exercisable options to purchase 75,000 shares of Common Stock.

(7) Represents presently exercisable options to purchase 40,000 shares of Common Stock.

(8) Does not include options to purchase an aggregate of 10,000 shares of Common Stock under the 1996 Non-Employee Director Plan which are subject to the prior approval of Liberty VJN.

(9) Represents presently exercisable options to purchase 22,500 shares of Common Stock. Does not include options to purchase an aggregate of 20,000 shares of Common Stock under the 1996 and 1995 Non-Employee Director Plan which are subject to the prior approval of Liberty VJN. The address of Mr. Rudich is c/o Coaxial Communications, 3770 E. Livingston Avenue, Columbus, Ohio 43227.

(10) Includes 35,000 shares of Common Stock and presently exercisable options to purchase 22,500 shares of Common Stock. Does not include options to purchase an aggregate of 20,000 shares of Common Stock under the 1996 and 1995 Non-Employee Director Plan which are subject to the prior approval of Liberty VJN.

(11) Island Trading Company, Inc. ("Island") holds 2,500,000 shares of Common Stock and an immediately exercisable option to purchase 1,000,000 shares of Common Stock. Pursuant to a request made by Island on September 20, 1996 pursuant to the Registration Rights Agreement, dated April 21, 1994 between the Company and Island, the Company has agreed to file a Registration Statement with the Commission as soon as practicable hereafter to register 2,500,000 shares of Common Stock owned by Island. Island is a wholly-owned subsidiary of Island International Limited ("Island International"), the capital stock of which is held in trust by The Island Settlement ("Island Trust"). Island International and Island Trust have disclaimed beneficial ownership of the shares of Common Stock beneficially owned by Island. Mr. Blackwell has shared voting power and shared dispositive power with respect to all 3,500,000 shares. The address of such persons is c/o Island Trading Company, Inc., 825 Eighth Avenue, New York, New York 10019.

(12) Represents presently exercisable options to purchase 10,000 shares of Common Stock. Does not include options to purchase 5,000 shares of Common Stock, which vest more than 60 days form the date hereof.

(13) Represents presently exercisable options to purchase 25,000 shares of Common Stock. Does not include options to purchase 50,000 shares of Common Stock, which vest more than 60 days form the date hereof.

(14) The address of such persons is c/o Communications Equity Associates, 101 E. Kennedy Boulevard, Suite 3300, Tampa, Florida 33602.

(15) The address of such persons is 1332 Enterprise Drive, Suite 200, West Chester, Pennsylvania 19380.

(16) The address of such persons is 9350 South Dixie Highway, Suite 900, Miami, Florida 33156.

(17) Mr. Wolfson has sole voting power as to 4,574 shares of Common Stock, shared voting power as to 83,910 shares, sole dispositive power as to 314,768 shares, and shared dispositive power as to 1,421,363 shares.

(18) Video Holdings Corporation, a Florida corporation, is wholly-owned in equal shares by Mark Blank and his brothers, Andrew Blank and Tony Blank, and has sole voting power as to no shares of Common Stock, shared voting power as to no shares, sole dispositive power as to no shares, and shared dispositive power as to 1,270,969 shares. Andrew Blank and Tony Blank each has sole voting power as to no shares of Common Stock, shared voting power as to no shares, sole dispositive power as to 96,731 shares, and shared dispositive power as to 1,270,969 shares. Mark Blank has sole voting power as to no shares of Common Stock, shared voting power as to 581,163 shares, sole dispositive power as to 110,732 shares, and shared dispositive power as to 1,270,969 shares.

(19) Liberty VJN has sole voting power as to 1,203,464 shares of Common Stock, shared voting power as to no shares, sole dispositive power as to 1,203,464 shares. Such amounts do not include shares of Common Stock which may be purchased pursuant to preemptive rights set forth in the letter agreement dated November 21, 1990, between the Company and TCI Liberty, Inc., the number of which is indeterminable at this time. All of the rights and benefits of TCI Liberty under such agreement have been transferred to Liberty VJN.

INCORPORATION OF CERTAIN FINANCIAL INFORMATION BY REFERENCE

         This Information Statement is accompanied by the Company's 1995 Annual Report on Form 10-KSB for the year ended December 31, 1995 (the "1995 Form 10-KSB") and its Quarterly Report on Form 10-QSB for the quarter ended September 30, 1996 (the "September 30, 1996 Form 10-QSB"). The following portions of such reports are hereby incorporated by reference to this Information Statement:

         1. The Management's Discussion and Analysis or Plan of Operation set forth in Item 6 of Part II of the 1995 Form 10-KSB;

         2. The Financial Statements set forth in Item 7 of Part II of the 1995 Form 10-KSB;

         3. The Management's Discussion and Analysis or Plan of Operation set forth in Item 2 of Part I of the September 30, 1996
                 Form 10-QSB; and

         4. The Financial Statements set forth in Item I of Part I of the September 30, 1996 Form 10-QSB.

                                  APPENDIX "A"

         Article III of the Company's Third Amended and Restated Articles of Incorporation will be amended in its entirety to read as follows:

                 SECTION 1. Authorized Stock. The maximum number of shares of stock which this Corporation is authorized to have at any time is:

                 (i) 40,000,000 shares of common stock, having a par value of $.001 per share (the "Common Stock");


                 (b) 200,000 shares of 8% convertible preferred stock, having a par value of $1.00 per share (the "8% Preferred Stock"); and

                 (c) 1,800,000 shares of 6% convertible redeemable preferred stock, having a par value of $.15 per share (the "6% Preferred Stock").

         SECTION 2. Voting. The holders of shares of Common Stock, the 8% Preferred Stock and the 6% Preferred Stock are entitled to cast one vote per share at all stockholders meetings for all purposes. Except as otherwise required by the Florida Business Corporation Act, the shares of 6% Preferred Stock and the shares of 8% Preferred Stock (collectively, the "Preferred Stock") shall vote with the shares of Common Stock as one voting class.

         SECTION 3. Conversion. The holders of shares of Preferred Stock shall have the following rights of conversion:

                (a) Each share of 8% Preferred Stock shall be convertible, at the election of the holder thereof, into three shares of Common Stock.

                (b) Each share of 6% Preferred Stock shall be convertible, at the election of the holder thereof, into one share of Common Stock. In the event that there are any accrued and unpaid dividends due on the 6% Preferred Stock at the time of conversion, then the accrued and unpaid dividends shall automatically be converted into shares of Common Stock at a rate of one share of Common Stock for each $1.50 of accrued and unpaid dividends, rounded to the nearest whole share. Subject to the provisions of Section 6 of this Article III, the right of conversion shall be available at any time.

         SECTION 4. Dividends. The holders of shares of Preferred Stock shall be entitled to the following dividends:

                (a) The holders of the shares of 8% Preferred Stock shall be entitled to receive cumulative cash dividends, which shall accrue at the rate of 8% per annum of the aggregate par value of the outstanding shares of 8% Preferred Stock. No cash dividends shall be declared or paid on any shares of Common Stock until all accrued and unpaid cash dividends are paid on the shares of 8% Preferred Stock.





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                (b)      The holders of the shares of 6% Preferred Stock shall
be entitled to receive cumulative cash dividends, which shall accrue at the rate of $.09 per share of 6% Preferred Stock per annum. No cash dividends shall be declared or paid on any shares of Common Stock or the 8% Preferred Stock until all accrued and unpaid dividends are paid on the shares of 6% Preferred Stock. All dividends on the 6% Preferred Stock shall cease to accrue on the Election Date, as such term is defined in Section 6 of this Article III.

         SECTION 5. Liquidation. Upon the liquidation, dissolution or winding up of the Corporation, the holders of shares of Preferred Stock shall be entitled to the following rights:

                (a) the holders of the shares of 6% Preferred Stock shall be entitled upon liquidation, dissolution or winding up to receive a payment equal to $1.50 per share of 6% Preferred Stock, plus all accrued and unpaid dividends thereon before any payment shall be made to the holders of the 8% Preferred Stock or the Common Stock. The holders of the shares of 6% Preferred Stock shall not be entitled to any further distribution of the assets of the Corporation.

                (b) the holders of the shares of 8% Preferred Stock shall be entitled upon liquidation, dissolution or winding up to receive all accrued and unpaid dividends before any distribution of payment to the holders of Common Stock, which distribution or payment would then be made on a pro rata basis between holders of the shares of 8% Preferred Stock and the Common Stock.

         SECTION 6. Redemption. Five years after the date of issuance of the 6% Preferred Stock (the "Election Date"), each share of 6% Preferred Stock shall, at the election of each holder thereof, either be redeemed for cash in accordance with this Section 6 or converted into shares of Common Stock in accordance with Section 3 of this Article III. If a holder elects to redeem the 6% Preferred Stock, such holder shall be entitled to receive a cash payment equal to $1.50 per share of 6% Preferred Stock, together with the amount, as of the Election Date, of all accrued and unpaid dividends. No right of redemption shall exist prior to the Election Date or if the Corporation is then insolvent or would become insolvent as a result of such redemption. Each holder of 6% Preferred Stock shall give written notice, via facsimile and reputable overnight courier service, to the Secretary of the Corporation of its election to either have the 6% Preferred Stock redeemed for cash or converted into shares of Common Stock within 30 days of the Election Date. If the Corporation does not timely receive such notice from any holder of the 6% Preferred Stock, the Corporation shall have the right to determine whether such 6% Preferred Stock is redeemed in accordance with this Section 6 or converted into shares of Common Stock in accordance with Section 3 of this Article III.

         SECTION 7. Other Rights. Except as otherwise expressly stated herein, the consideration for the issuance of the Common Stock and Preferred Stock of this Corporation, and the dividends, the voting rights, the rights of redemption and the relative rights and preferences of such stock are to be established by the Board of Directors.





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